Exhibit 10.2

CONFIDENTIAL

COREBRIDGE FINANCIAL, INC.
TRANSITION AND ADVISORY AGREEMENT

This Transition and Advisory Agreement (the “Agreement”), dated as of the date set forth on the signature page hereof, is entered into by and between Kevin T. Hogan (the “Executive”) and Corebridge Financial, Inc., a Delaware Corporation (the “Company”).

Each capitalized term not otherwise defined herein has the same meaning as set forth in the Corebridge Financial, Inc. Executive Severance Plan (the “Plan”).

I.	Transition Period; Termination of Employment

(a)          CEO Employment Period. Prior to the date of this Agreement, the Executive has served as President and Chief Executive Officer of the Company and each of its subsidiaries and affiliates (collectively, “Corebridge”).  The Executive will continue in his current roles with Corebridge, including as President and Chief Executive Officer of the Company, from the date hereof until the start date of his successor, currently expected to be December 1, 2025, but which may be earlier or later (such period, the “CEO Employment Period”, and such start date the “CEO End Date”); provided that the CEO End Date shall occur not later than December 15, 2025. During the CEO Employment Period, the Executive shall continue to be paid a base salary of no less than $1,250,000 per annum.

(b)          Advisory Period. At the CEO End Date, the Executive’s services to Corebridge shall end in all capacities, other than as set forth in the balance of this paragraph.  From the CEO End Date until the six (6) month anniversary of the CEO End Date (the “Advisory Period”, and the end of the Advisory Period, the “Termination Date”), Executive shall provide project-based services as an executive employee advisor to the Board of Directors of the Company (the “Board”) under the direction of the Chair of the Board. The Executive’s services during the Advisory Period (the “Advisory Services”) will be determined in the sole discretion of the Chair of the Board and are expected to be focused on the successful transition of the Executive’s historical knowledge and internal and external contacts, key client and vendor relationships, and similar matters, and such other matters as reasonably determined by the Chair of the Board. The Advisory Services will be performed remotely except as to any matter that the Chair of the Board reasonably requires the Executive to perform in person. It is expected that, on average, the Executive shall not be required to devote more than ten (10) hours per week to the Advisory Services.  Other than the Advisory Services, the Executive agrees not to conduct business on behalf of the Company and its subsidiaries, including but not limited to entering into contracts and engaging in employee management related matters. During the Advisory Period, the Executive shall continue to be paid a base salary of no less than $1,250,000 per annum.

(c)          Subject to the other terms and provisions of this Agreement, during the CEO Employment Period and the Advisory Period (1) the Executive shall be provided with the employee benefits, fringe benefits and perquisites that the Company provides to its named executive officers, and (2) Executive’s service shall count for all purposes, including without limitation, eligibility, vesting and benefit accruals under all plans, policies and arrangements of Corebridge, including without limitation for purposes of vesting of all equity-based grants and awards.

(d)          Short-Term Incentives.

(i)          The Executive shall be paid a short-term incentive bonus for 2025 (the “2025 STI Incentive”) with a payout based on actual achievement consistent with short-term incentives awarded to other named executive officers of the Company and without proration.  The Executive shall not be required to be employed on any particular date (including without limitation the date on which the payment of the 2025 STI Incentive is made) to be entitled to the 2025 STI Incentive, and the 2025 STI Incentive shall be determined (subject to the foregoing) and paid when 2025 short-term incentives are determined and paid for other officers of the Company. To the extent that the 2025 STI Incentive involves the exercise of discretion by any person or entity (excluding the discretionary evaluation and application of individual performance factors), such discretion shall not be applied differently to the Executive as compared with other named executive officers.

(ii)         The Executive shall be paid a short-term incentive bonus for 2026 (the “2026 STI Incentive”) equal to 100% of the Executive’s target 2025 short-term incentive pro rated for the number of completed calendar months of the Advisory Period in 2026 (but not less than five (5) months).  The 2026 STI Incentive shall be determined (subject to the foregoing) and paid together with the severance payment to be paid pursuant to Section II(b) of this Agreement.  It is agreed that the 2026 STI Incentive shall satisfy any and all obligations to provide the Executive a short-term incentive award for 2026 under the Plan.

(iii)        The Executive shall not be entitled to a short-term incentive bonus for 2027 or any future year.

(e)          Long-Term Incentives.

(i)          The Executive shall retain the Executive’s long-term incentives held as of the date hereof (the “LTI Incentives”) and the LTI Incentives shall be fully vested but, as to performance share units held by the Executive as of the Termination Date, shall continue to be subject to scoring and adjustment based on the satisfaction of the applicable performance goals, which shall be applied in the same manner as applicable to other named executive officers of the Company.  Vested LTI Incentives (as so scored and adjusted) shall be delivered at the same time and in the same medium as applied to the same long term incentive awards held by other officers of the Company.  For avoidance of doubt, the LTI Incentives shall be adjusted for dividends and dividend equivalents in accordance with the terms of the Company’s Long Term Incentive program applicable and consistently applied to other senior executives of the Company. The Executive shall not be entitled to a long-term incentive award for 2026 or any future year. To the extent that any LTI Incentive involves the exercise of discretion by any person or entity (excluding the discretionary evaluation and application of individual performance factors), such discretion shall not be applied differently to the Executive as compared with other named executive officers.

(ii)         The Executive’s rights in respect of the equity compensation held by the Executive as of the Termination Date, a schedule of which is attached to this Agreement, shall be determined based on the Executive’s termination of employment being a termination without Cause under the Plan and under the Corebridge 2022 Omnibus Incentive Plan and related award agreements.

(f)          Company stock options held by the Executive as of the Termination Date shall remain exercisable until the third anniversary of the Termination Date.

II.	Severance

(a)          Provided the Executive does not resign prior to the Termination Date and does not engage in any act constituting Cause under the Plan, the Executive shall receive the payments and benefits set forth herein.  For avoidance of doubt, the Company may not terminate the Executive’s employment prior to the Termination Date unless the Executive engages in any act constituting “Cause” under the Plan or in the event of the Executive’s death or disability; provided that the payments and benefits set forth herein shall be provided in the event that the Executive’s employment terminates due to death or disability. Notwithstanding anything contained in the Plan to the contrary, no act by the Executive shall constitute Cause unless the Executive is provided written notice detailing the basis for Cause and an opportunity of no less than thirty (30) days to cure the matter to the reasonable satisfaction of the Board, if the Board determines reasonably and in good faith that such matter is curable.  No matter shall be considered “Cause” unless the Company notifies the Executive that such matter may constitute “Cause” within thirty (30) days after the Board first has actual knowledge of such matter.

(b)          The Executive shall receive a lump sum severance payment in the gross amount equal to one and one-half (1.5) times the sum of (x) $1,250,000 plus (y) the average of the three short-term incentive bonuses for the three (3) completed fiscal years of the Company ending prior to the Termination Date (currently anticipated to be the 2023, 2024 and 2025 calendar years).  Such sum shall be paid out, less applicable tax withholdings, as soon as practicable following the Termination Date, but, except as provided in Section XII.D, in no event more than thirty (30) days after the Termination Date. This payment is in addition to any amounts payable under Paragraphs I(d) and (e) hereof.

(c)          The Executive shall also receive a Supplemental Health & Life Payment of $70,000 (the “Supplemental Payment”), less applicable tax withholdings, which may, among other things, be used to pay for COBRA and life insurance coverage after the Termination Date. The Supplemental Payment shall be paid at the same time as the lump sum severance payment above. The Executive shall also be paid any accrued: (i) wages, (ii) reimbursed expenses and (iii) unused paid time off (“PTO”) as of the Termination Date. The Executive shall not accrue any PTO after the Termination Date. Such amounts shall be paid as required under Company policy or applicable law.

(d)          The Company shall pay the Executive’s attorneys’ fees incurred in connection with this Agreement and the matters described herein, up to a maximum of $30,000. An invoice for such fees (without description of services) shall be presented to the Company within thirty (30) days following the date of this Agreement and shall be paid within ten (10) days following presentation.

(e)          The foregoing are the sole severance payments and termination benefits that the Executive will receive under the Plan.

III.	Other Benefits

(a)          Nothing in this Agreement modifies or affects any of the terms of any benefit plans or programs (such as medical, life, pension and 401(k) plans or programs) including, without limitation, Corebridge’s right to alter the terms of such plans or programs), provided that such plans and programs may be generally amended, modified and terminated in any manner not specifically directed at the Executive. No further deductions or employer matching contributions shall be made on behalf of the Executive to the Corebridge Financial, Inc. Retirement Savings 401(k) Plan (the “401(k) Plan”) with respect to periods following the pay period in which the Termination Date occurs.

(b)          After the Termination Date, the Executive shall no longer participate in or be eligible for coverage under the short-term and long-term disability programs in which the Executive participates as of immediately prior to Termination Date and the 401(k) Plan. After the Termination Date, the Executive may decide, under the 401(k) Plan, whether to elect a rollover or distribution of the Executive’s account balance or to keep the account balance in the 401(k) Plan.

(c)          As set forth in Section IV.D of the Plan, after the Termination Date, the Executive shall be entitled to continued health insurance coverage under COBRA for a period in accordance with the requirements under COBRA unless the Executive is or becomes ineligible under the provisions of COBRA for continuing coverage. The Executive shall be solely responsible for paying the full cost of the monthly premiums for COBRA coverage. In addition, the Executive shall be entitled to one (1) year of additional service credit and credit for additional age solely for purposes of determining the Executive’s eligibility to participate in the Corebridge retiree medical program and, if eligible, may choose to participate in such Corebridge retiree medical program as of the Termination Date at the applicable rate or pay for COBRA coverage. If the Executive chooses to opt out of participating in the Corebridge retiree medical program, including, but not limited to paying for COBRA coverage in lieu of participating in the Corebridge retiree medical program, the Executive waives the right to participate in the Corebridge retiree medical program at a later time.

(d)          Except as set forth in this Agreement, the Plan and the plans and programs referred to herein, there are no other payments or benefits due to the Executive from Corebridge as a result of the Executive’s separation from service with Corebridge. The Executive acknowledges and agrees that Corebridge has made no representations to the Executive as to the applicability of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to any of the payments or benefits provided to the Executive pursuant to the Plan or this Agreement.

IV.	Release of Claims; Supplemental Release

(a)          In consideration of the payments and benefits described in this Agreement, to which the Executive agrees the Executive is not entitled until and unless the Executive executes this Agreement and any applicable revocation period has expired, the Executive, for and on behalf of the Executive and the Executive’s heirs and assigns, subject to the following two sentences hereof, agrees to all the terms and conditions of this Agreement and hereby waives and releases any common law, statutory or other complaints, claims, or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which the Executive ever had, now has or may have against Corebridge or AIG and their respective shareholders (other than C.V. Starr & Co., Inc. and Starr International Company, Inc.), successors, predecessors, assigns, directors, officers, partners, members, employees, agents benefit plans, or the Plan (collectively, the “Releasees”), arising on or before the date of the Executive’s execution of this Agreement, including, without limitation, any complaint, or cause of action arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, and the New Jersey Conscientious Employee Protection Act, all as amended; and all other federal, state, local and foreign laws and regulations. By signing this Agreement, the Executive acknowledges that the Executive intends to waive and release any rights known or unknown that the Executive may have against the Releasees under these and any other laws; provided that the Executive does not waive or release claims with respect to (i) the right to enforce the Executive’s rights under this Agreement, (ii) rights to indemnification under the Company’s certificate of incorporation and/or by-laws or under any other arrangement or under any D&O policy, (iii) rights that the Executive has as a shareholder of Corebridge, (iv) claims that the law does not permit Executive to waive by signing this Agreement (the “Unreleased Claims”), or (v) rights that the Executive may have under any applicable retirement plan, 401(k) plan, incentive plan or deferred compensation plan or any other employee benefit plan, program or arrangement of any Releasee.

(b)          On or within five (5) days following the Termination Date, as an express condition of receiving the payments and benefits described in this Agreement, the Executive agrees to re-affirm his acceptance and understanding of the terms of the Agreement and enter into the Supplemental Release of Claims attached herewith as Exhibit B.

V.	Proceedings

The Executive acknowledges that the Executive has not filed any complaint, charge, claim or proceeding, except with respect to an Unreleased Claim, if any, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”). The Executive represents that the Executive is not aware of any basis on which such a Proceeding could reasonably be instituted. By signing this Agreement the Executive:

(a)          acknowledges that the Executive shall not initiate or cause to be initiated on his or her behalf any Proceeding and shall not participate in any Proceeding, in each case, except as set forth below or as required by law; and

(b)          waives any right to recover any monetary damages or other individual relief arising out of any Proceeding.

Notwithstanding the above, nothing in this Agreement shall:

(x)          limit or affect the Executive’s right to challenge the validity of the Executive’s Release set forth in Section IV above under the ADEA or the Older Workers Benefit Protection Act;

(y)          prevent the Executive from filing a charge or complaint with, or participating in any investigation or proceeding conducted by, the U.S. Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board or other federal, state or local governmental or regulatory agencies; or

(z)          be construed to prevent the Executive from pursing a claim that first arises after the release of claims (or, after entered into, the supplemental release of claims) becomes irrevocable.

VI.	Time to Consider

The payments and benefits payable to the Executive under this Agreement include consideration provided to the Executive over and above anything of value to which the Executive already is entitled. The Executive acknowledges that the Executive has been advised that the Executive has twenty-one (21) days from the date of the Executive’s receipt of this Agreement to consider all the provisions of this Agreement.

THE EXECUTIVE FURTHER ACKNOWLEDGES THAT THE EXECUTIVE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY AND HAS DONE SO, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW THE EXECUTIVE IS GIVING UP CERTAIN RIGHTS WHICH THE EXECUTIVE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION IV OF THIS AGREEMENT AND THE OTHER PROVISIONS HEREOF. THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT, AND THE EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

VII.	Revocation

The Executive hereby acknowledges and understands that the Executive shall have seven (7) days from the date of the Executive’s execution of this Agreement to revoke this Agreement (including, without limitation, any and all claims arising under the ADEA) by providing written notice of revocation delivered to Liz Cropper no later than 5:00 pm on the seventh day after the Executive has signed the Agreement. Neither the Company nor any other person is obligated to provide any benefits to the Executive pursuant to Section IV of the Plan or this Agreement until eight (8) days have passed since the Executive’s signing of this Agreement without the Executive having revoked this Agreement. If the Executive revokes this Agreement pursuant to this Section, the Executive shall be deemed not to have accepted the terms of this Agreement, and no action shall be required of Corebridge under any section of this Agreement. This Agreement will not become effective and enforceable until the eighth day after Executive’s signature (if not revoked pursuant to the terms of this paragraph).

VIII.	No Admission

This Agreement does not constitute an admission of liability or wrongdoing of any kind by the Executive or Corebridge.

IX.	Restrictive Covenants

A.	Non-Solicitation/Non-Competition

The Executive acknowledges and recognizes the highly competitive nature of the businesses of Corebridge and, in light of the confidential information received during employment with Corebridge and the valuable benefits received under this Agreement, accordingly agrees as follows:

1.
During the period commencing on the date of this Agreement and ending on the one-year anniversary of the Termination Date (the “Restricted Period”), the Executive shall not, directly or indirectly, solicit, participate in the solicitation or recruitment of, or in any manner encourage or provide assistance to any employee, consultant, registered representative, or agent of Corebridge to terminate his or her employment or other relationship with Corebridge or to leave its employ or other relationship with Corebridge for any engagement in any capacity or for any other person or entity, without Corebridge’s written consent; provided, that a general advertisement for employment shall not be deemed a solicitation.

2.	During the period commencing on the date of this Agreement and ending on the six-month anniversary of the Termination Date, the Executive shall not, directly or indirectly:

(a)          engage in any “Competitive Business” (defined below) for the Executive’s own account;

(b)          enter the employ of, or render any services to, any person engaged in any Competitive Business;

(c)          acquire a financial interest in, or otherwise become actively involved with, any person engaged in any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(d)          interfere with business relationships between Corebridge and customers or suppliers of, or consultants to Corebridge.

3.
For purposes of this Section IX, a “Competitive Business” means, as of any date, including during the Restricted Period, any person or entity (including any joint venture, partnership, firm, corporation or limited liability company) that engages in or proposes to engage in the following activities in any geographical area in which Corebridge does such business:

(a)          the individual retirement business, including the manufacture, issuance and sale of fixed, fixed index and variable annuities;

(b)          the group retirement business, including: (A) the provision of retirement plans and services to employees of tax-exempt and public sector organizations within the K-12, higher education, healthcare, government and other tax-exempt markets and (B) the manufacture, issuance and sale of group annuities and

(c)          the provision of financial planning, brokerage and advisory services to individuals; the life and accident and health insurance business, including the manufacture, issuance and sale of life insurance policies;

(d)          the institutional life and retirement insurance market, including the offering of pension risk transfer products, institutional life insurance sold through the bank-owned life insurance and corporate-owned life insurance markets, stable value wraps and structured settlements;

(e)          the underwriting, reinsurance, marketing or sale of (y) any form of insurance of any kind that Corebridge as of such date does, or proposes to, underwrite, reinsure, market or sell (any such form of insurance, a “Corebridge Insurance Product”), or (z) any other form of insurance that is marketed or sold in competition with any Corebridge Insurance Product;

(f)          the investment and financial services business, including retirement services and mutual fund or brokerage services; or

(g)          any other business that as of such date is a direct and material competitor of one of Corebridge’s businesses.

4.	Notwithstanding anything to the contrary in this Agreement

(a)          The Executive may directly or indirectly, own, solely as an investment, securities of any person engaged in the business of Corebridge which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive (a) is not a controlling person of, or a member of a group which controls, such person and (b) does not, directly or indirectly, own two percent (2%) or more of any class of securities of such person.

(b)          The Executive shall not be deemed to be engaged in a Competitive Business in either of the following two situations so long as the Executive provides the Company with ten (10) business days’ advance written notice of the Executive’s intention to utilize either of such exceptions and such reasonable additional information as the Company may request as to the use of such exception:

(i)          if the Executive provides consulting or other advisory services (“Services”) to a consulting or other advisory firm notwithstanding that such a firm is engaged in the provision of consulting or other advisory services to or for a Competitive Business, so long as (x) the Executive’s services do not relate to the Competitive Business (including that no individual providing services that relate to the Competitive Business reports to the Executive), and (y) such firm is not (and is not affiliated with) an investment firm named on a list separately agreed to by the Executive and the Company and incorporated by reference herein (a “Covered PE Sponsor”); or

(ii)         if the Executive provides Services to, or is a non-employee member of the board of directors of, a company for which all of the following apply:  (x) none of the equity securities of such company are publicly traded; (y) such company is not affiliated with a Covered PE Sponsor; and (z) such company is not engaged in the business of insurance or reinsurance other than as to such ancillary activities as distribution, financial advice, technology and investments.

5.
The Executive understands that the provisions of this Section IX.A may limit the Executive’s ability to earn a livelihood in a business similar to the business of Corebridge but the Executive nevertheless agrees and hereby acknowledges that:

(a)          such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of Corebridge;

(b)          such provisions contain reasonable limitations as to time and scope of activity to be restrained;

(c)          such provisions are not harmful to the general public; and

(d)          such provisions are not unduly burdensome to the Executive. In consideration of the foregoing and in light of the Executive’s education, skills and abilities, the Executive agrees that the Executive shall not assert that, and it should not be considered that, any provisions of Section IX.A otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

6.
It is expressly understood and agreed that, although the Executive and the Company consider the restrictions contained in this Section IX.A to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section IX.A or elsewhere in this Agreement is an unenforceable restriction against the Executive, the provisions of the Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

B.	Nondisparagement

The Executive agrees (whether during or after the Executive’s employment with Corebridge) not to issue, circulate, publish or utter any disparaging statements, remarks or rumors about the Releasees.  The Company shall not, by press release or by official public statement of an authorized spokesperson, and, within ten (10) days following the Termination Date, shall instruct its Board and Executive Leadership Team to not, issue, circulate, publish or utter any disparaging statements, remarks or rumors about the Executive. Nothing in this Agreement shall prevent Executive or the Company from making or publishing any truthful statement (a) when required by law, subpoena or court order or at the request of an administrative agency or legislature, (b) in the course of any legal, arbitral, administrative, legislative or regulatory proceeding, (c) to any governmental authority, regulatory agency or self-regulatory organization, (d) in connection with any investigation by Corebridge, (e) where a prohibition or limitation on such communication is unlawful, or (f) with respect to any Permitted Disclosures (as defined below). Nothing in this paragraph limits the Executive’s rights identified in Section IX.D of this Agreement.

C.	Code of Conduct

The Executive agrees to abide by all of the terms of the Company’s Code of Conduct or the Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics that continue to apply after termination of employment.

D.	Confidentiality/Company Property

After the Termination Date, the Executive shall not, without the prior written consent of Corebridge, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any “Confidential Information” (as defined below), or any “Personal Information” (as defined below); provided that the Executive may disclose Confidential Information, or Personal Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of Corebridge, as the case may be, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Executive to divulge, disclose or make accessible such information; provided, further, that in the event that the Executive is ordered by a court or other government agency to disclose any Confidential Information or Personal Information, the Executive shall (if permitted to do so by applicable law):

(a)          promptly notify Corebridge of such order;

(b)          at the written request of Corebridge, diligently contest such order at the sole expense of Corebridge; and

(c)          at the written request of Corebridge, seek to obtain, at the sole expense of Corebridge, such confidential treatment as may be available under applicable laws for any information disclosed under such order.

Nothing in this Agreement or any Corebridge policy prohibits or restricts the Executive from cooperating or communicating with, providing information (including testimony) to, participating in an agency proceeding with, or responding to any inquiry by the Securities and Exchange Commission, EEOC, U.S. Department of Justice, U.S. Department of Labor, U.S. Consumer Financial Protection Bureau, U.S. Commodity Futures Trading Commission or any other agency, fair employment practices or regulatory authority, or any self-regulatory organization or law enforcement. The Executive understands that nothing in this Agreement shall be construed to prohibit the Executive from reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body, including without limitation the aforementioned entities (“Permitted Disclosures”).  The Executive understands that the Executive does not need the Company’s prior authorization and does not need to notify the Company to engage in the Permitted Disclosures.  Notwithstanding the foregoing, the Executive understands that the Company does not waive any attorney-client privilege over any information provided by Executive that is appropriately covered by such privilege.

Within ten (10) days following the Termination Date the Executive shall return Corebridge property, including, without limitation, files, records, disks and any media containing Confidential Information or Personal Information; provided, that the Executive shall be permitted to retain all home office equipment, including without limitation computers, printers and cell phones, after having made reasonable arrangement with the Company to clear such devices of any Confidential Information.  The Executive shall be permitted to retain and own the cell phone number for any such device.

For purposes of this Section IX.D:

“Confidential Information” means an item of information or a compilation of information in any form (tangible or intangible), related to Corebridge’s business that Corebridge has not made public or authorized public disclosure of, and that is not generally known to the public through proper means. Confidential Information includes, but is not limited to: (a) business plans and analysis, customer and prospective customer lists, personnel, staffing and compensation information, marketing plans and strategies, research and development data, financial data, operational data, methods, techniques, technical data, know-how, innovations, computer programs, un-patented inventions, and trade secrets; and (b) information about the business affairs of third parties (including, but not limited to, customers and prospective customers) that such third parties provide to Corebridge in confidence.

“Personal Information” shall mean any information concerning the personal, social or business activities of the officers or directors of Corebridge.

E.	Developments

Developments (as defined below) shall be the sole and exclusive property of Corebridge. The Executive agrees to, and hereby does, assign to Corebridge, without any further consideration, all of the Executive’s right, title and interest throughout the world in and to all Developments. The Executive agrees that all such Developments that are copyrightable may constitute works made for hire under the copyright laws of the United States and, as such, acknowledges that Corebridge is the author of such Developments and owns all of the rights comprised in the copyright of such Developments. The Executive hereby assigns to Corebridge without any further consideration all of the rights comprised in the copyright and other proprietary rights the Executive may have in any such Development to the extent that it might not be considered a work made for hire. The Executive shall make and maintain adequate and current written records of all Developments and shall disclose all Developments promptly, fully and in writing to the Company promptly after development of the same, and at any time upon request.

“Developments” shall mean all discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements conceived, developed or otherwise made or created or produced by the Executive alone or with others, and in any way relating to the business or any proposed business of Corebridge of which the Executive has been made aware, or the products or services of Corebridge of which the Executive has been made aware, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form, at any time during the Executive’s employment with Corebridge.

F.	Cooperation

Other than with respect to any Permitted Disclosures, the Executive agrees (whether during or after the Executive’s employment with Corebridge) that, if served with a subpoena or order that would compel Executive to testify or respond to any regulatory inquiry, investigation, administrative proceeding or judicial proceeding regarding or in any way relating to the Releasees, including but not limited to any proceeding before or investigation by the EEOC concerning Executive’s employment with Corebridge, to send immediately (but in no event later than three (3) business days after Executive has been so served or notified) a written notification, and provide a copy of the subpoena or order, by overnight mail to General Counsel, Corebridge Financial, Inc., 2919 Allen Parkway, Woodson Tower, Houston, Texas 77019, with a copy to the email address of the General Counsel which has been provided to the Executive on a confidential basis. The Executive further agrees (whether during or after the Executive’s employment with Corebridge) to cooperate with Corebridge in connection with any litigation or legal proceeding or any investigatory or regulatory matters in which the Executive may have relevant knowledge or information. This cooperation shall include, without limitation, the following:

(a)          to meet and confer, at a time mutually convenient to the Executive and Corebridge, with Corebridge’s designated in-house or outside attorneys for purposes of assisting with any litigation or legal proceeding or any investigatory or regulatory matters, including answering questions, explaining factual situations, preparing to testify, or appearing for interview, deposition or trial testimony without the need for Corebridge to serve a subpoena for such appearance and testimony; and

(b)          to give truthful sworn statements to Corebridge’s attorneys upon their request and, for purposes of any deposition or other testimony in any litigation or legal proceeding or any investigatory or regulatory matters, to adopt Corebridge’s attorneys as the Executive’s own (provided that there is no conflict of interest that would disqualify the attorneys from representing the Executive), and to accept their instructions at deposition.

Corebridge agrees to reimburse the Executive for reasonable out-of-pocket expenses necessarily incurred by the Executive in connection with the cooperation set forth in this paragraph. For the avoidance of doubt, reasonable out-of-pocket expenses do not include any attorneys’ fees and expenses incurred by the Executive in connection with the cooperation set forth in this paragraph. Any such legal fees and costs for the retention of separate counsel, including issues of advancement and indemnification, are separately governed by the applicable Company by-laws.

X.	Enforcement and Clawback

If (a) at any time the Executive breaches Sections V, IX.B, or IX.D of this Agreement; (b) within one (1) year of the expiration of any restrictive covenant described in Section IX.A, of this Agreement, the Executive materially  breached such restrictive covenant during its applicable term; or (c) within one (1) year of the first payment date for any severance payment or benefit due under the terms of the Plan, Corebridge determines that grounds existed, on or prior to the Termination Date, including prior to the effective date of the Plan, for Corebridge to terminate the Executive’s employment for Cause, then: (x) no further payments or benefits shall be due to the Executive under this Agreement and/or the Plan; and (y) the Executive shall be obligated upon demand to repay to Corebridge, immediately and in a cash lump sum, the amount of any Severance benefits (other than any amounts received by the Executive under Section IV.D of the Plan) previously received by the Executive under this Agreement and/or the Plan (which shall, for the avoidance of doubt, be calculated on a pre-tax basis); provided that the Executive shall in all events be entitled to receive accrued wages and expense reimbursement and accrued but unused PTO as set forth in Section IV.A of the Plan; and provided, further, that no amounts paid or benefits provided to the Executive pursuant to Section IV of the Plan shall be subject to repayment from the Executive pursuant to clause (a) or clause (b) hereof until there shall occur a final judicial determination that the Executive has violated such clauses.

The Executive acknowledges and agrees that Corebridge’s remedies at law for a breach or threatened breach of any of the provisions of Sections IX.A, B, D and E of this Agreement would be inadequate, and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Corebridge, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

Additionally, notwithstanding the foregoing, in the event of any conflict as to the timing and retention of such payments and benefits under this sentence and under applicable law regarding clawback and recoupment or the administration of the Company’s clawback and recoupment policies as generally applied to the Company’s named executive officers, applicable law or such administration of the Company’s clawback and recoupment policies shall control.

XI.	Resignation From Board of Directors

Effective as of the CEO End Date, the Executive will resign from his directorship of the Company and each of its subsidiaries and affiliates (and all other directorships, offices, and trusteeships, held in connection with his/her employment) by signing, dating and returning a letter in the form attached to this Agreement at Schedule 1 to Liz Cropper and undertakes to execute all further documents and do such further things as are necessary in order to give full effect to such resignations. The Executive acknowledges and agrees that the payments and benefits offered under this Agreement, including those set forth in Section II, are contingent upon Executive executing and returning such resignation letter.

XII.	General Provisions

A.	No Waiver; Severability

A failure of the Company or any of the Releasees to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Agreement shall remain valid and binding upon the Executive and the Releasees.

B.	Governing Law

EXCEPT TO THE EXTENT PREEMPTED BY THE EMPLOYEE RETIREMENT INCOME SECURITY OF 1974, AS AMENDED (“ERISA”), THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS OR THE CONFLICT OF LAWS PROVISIONS OF ANY OTHER JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF TEXAS.  ANY ACTION TO ENFORCE THE TERMS OF THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN THE  FEDERAL AND STATE COURTS LOCATED IN TEXAS, NEW YORK OR NEW JERSEY.

C.	Entire Agreement/Counterparts

This Agreement constitutes the entire understanding and agreement between the Company and the Executive with regard to all matters herein. There are no other agreements, conditions, or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing, signed by the parties hereto.

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may be returned via mail or e-mail. An electronically transmitted signature shall be treated as an original signature for all purposes.

D.	Section 409A

(a)          The parties hereto intend that all payments and benefits to be made or provided to the Executive hereunder and under the Plan or any other plan or arrangement will either be exempt from Section 409A of the Code (“Section 409A”) or be paid or provided in compliance with all applicable requirements of Section 409A, and the provisions of this Agreement shall be construed and administered in accordance with such intent. In furtherance of the foregoing, the provisions set forth below shall apply notwithstanding any other provision in this Agreement, or (where applicable) any provision in any Plan, to the contrary.

(b)          The date of Executive’s “separation from service”, as defined in Section 409A (and as determined by applying the default presumptions in Treas. Reg. §1.409A-1(h)(1)(ii)), shall be treated as the date of his termination of employment for purposes of determining the time of payment of any amount that becomes payable to the Executive upon his termination of employment and that is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment under Section 409A.

(c)          To the extent any payment or delivery otherwise required to be made to the Executive hereunder on account of his separation from service is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment and delivery under Section 409A, and if the Executive is a “specified employee” under Section 409A at the time of his separation from service, then such payment and delivery shall not be made until the first business day after the earlier of (i) the expiration of six months from the date of Executive’s separation from service, or (ii) the date of his death (such first business day, the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid or delivered to the Executive or, if he has died, to his estate, in a single payment or delivery (as applicable) all entitlements so delayed, and in the case of cash payments, in a single cash lump sum, an amount equal to aggregate amount of all payments delayed pursuant to the preceding sentence, plus interest thereon at the Delayed Payment Interest Rate (as defined below) computed from the date on which each such delayed payment otherwise would have been made to the Executive until the Delayed Payment Date. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the national average annual rate of interest payable on jumbo six-month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of The New York Times preceding the Executive’s date of termination.

(d)          In the case of any amounts payable to the Executive under this Agreement that may be treated as payable in the form of “a series of installment payments”, as defined in Treas. Reg. §1.409A-2(b)(2)(iii), Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)(iii).

E.	Notice

For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered: (a) personally; (b) by overnight courier service; (c) by electronic mail; or (d) by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith; provided that notice of change of address shall be effective only upon receipt. Notices shall be deemed given as follows: (x) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (y) notices sent by electronic mail shall be deemed given upon the sender’s receipt and (z) notices sent by United States registered mail shall be deemed given two (2) days after the date of deposit in the United States mail.

If to the Executive, to the address as shall most currently appear on the records of Corebridge.

If to the Company, to Liz Cropper as follows:

By Email:  to Ms. Cropper’s email address which has been provided to the Executive on a confidential basis:
By Mail:

Liz Cropper, CHRO
Corebridge Financial, Inc.
2919 Allen Parkway, Woodson Tower,
Houston, Texas 77019

[signature page(s) follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the later of the dates set forth below.

EXECUTIVE

By:	/s/ Kevin T. Hogan
Name: Kevin T. Hogan

Date: September 5, 2025

COREBRIDGE FINANCIAL, INC.

By:	/s/ Liz Cropper
Name: Liz Cropper
Title: EVP and Chief Human Resources Officer

Date: September 5, 2025

SCHEDULE 1

MEMORANDUM

Schedule of Equity Awards
Kevin T. Hogan

Exhibit B
Supplemental Release of Claims